Exhibit 10(h)


            SUPPLEMENTAL AGREEMENT TO AGREEMENT OF PURCHASE, SALE AND
                         ASSIGNMENT OF MARKETING ASSETS

THIS SUPPLEMENTAL AGREEMENT TO AGREEMENT OF PURCHASE, SALE AND ASSIGNMENT OF MARKETING ASSETS (this "Supplemental Agreement") is made and entered into as of this of 1st of December, 1999, (the "Effective Date") between EXXON MOBIL CORPORATION, a New Jersey corporation, f/k/a Exxon Corporation ("Seller"), and TOSCO CORPORATION, a Nevada corporation ("Purchaser") upon the terms and conditions set forth herein. When provisions herein apply to both or either Seller and Purchaser, they sometimes are referred to as "Parties" or "Party."

                                    RECITALS

Purchaser has executed an Agreement of Purchase, Sale and Assignment of Marketing Assets (the "Agreement of Purchase and Sale"), wherein Purchaser agreed to purchase certain assets of Seller in connection with Seller's retail marketing operations in the States of Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode Island and New York (the " Identified Areas").

The Agreement of Purchase and Sale contemplated that Seller and Purchaser would agree at a later date as to the form and content of certain Exhibits attached to the Agreement of Purchase and Sale. Seller has preliminarily prepared the Exhibits to be attached to the Agreement of Purchase and Sale and desires to have Purchaser acknowledge the Exhibits prepared by Seller.

In addition, Exxon Corporation and Mobil Corporation have further negotiated the Consent Decree and consequently certain provisions of the Agreement of Purchase and Sale need to be supplemented in order to comply with the terms of the Consent Decree.

NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are mutually acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                              TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized terms used in this Supplemental Agreement without definition shall have the same meaning as set forth in the Agreement of Purchase and Sale. From and after the date of this Supplemental Agreement, any reference in the Agreement of Purchase and Sale to "this Agreement" shall refer to the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement.

2. EXHIBITS.

          A. EXHIBITS TO AGREEMENT OF PURCHASE AND SALE. Attached to this Supplemental Agreement are the following Exhibits to the Agreement of Purchase and Sale: Exhibit "A" - Properties; Exhibit "B" - Fee & Lease Dealers; Exhibit "C" - Contract Dealers, Loan Balances and Value of Seller-owned Equipment; Exhibit "D" - Distributors Subject to Distributor Sales Agreements; Exhibit "E"
- Distributors' Loan Balances; Exhibit "F" -Independent Contractor Agreements; and Ground Leases; and Exhibit "0" - Pending and Threatened Litigation. The Parties agree that the foregoing Exhibits shall be deemed attached to the Agreement of Purchase and Sale as if the same were set forth in such agreement when executed.

          B. CHANGES IN THE EXHIBITS. The Parties agree and acknowledge that the Exhibits currently prepared by Seller represents Seller's best knowledge. The Parties further acknowledge and agree that between the date of this Supplemental Agreement and the Closing Date some of the Exhibits attached to the Agreement of Purchase and Sale as described in Section 2(A) of this Supplemental Agreement may change. The Parties agree that in the event the Exhibits are changed, then the Purchase Price will be further adjusted pursuant to Subsection 4(B) of this Supplemental Agreement.

3. TRANSFER, SALE AND ASSIGNMENT BY SELLER. In addition to the transfers contemplated by Article I of the Agreement of Purchase and Sale, on the Closing Date, Seller will assign to Purchaser, and Purchaser shall assume the assignment of and accept Seller's obligations under the "Veeder Root Agreements" described in Section 6.

4. PURCHASE PRICE.

          A. SUPPLEMENT TO PURCHASE PRICE. The Parties agree that the "Purchase Price" as defined under the Agreement of Purchase and Sale shall be TWO HUNDRED AND TWENTY-FIVE MILLION DOLLARS ($225,000,000) from and after the date of this Supplemental Agreement and for all purposes under the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement, the Purchase Price shall be as set forth in this Section 4.

          B. ADJUSTMENTS TO PURCHASE PRICE. In the event that at any time prior to the Closing, Seller and/or Purchaser discover that there is a change in the Exhibits due to identification supplemental properties which were operating service station properties in the Identified Areas on the Effective Date and which were intended to be sold to Purchaser under the Agreement of Purchase and Sale or properties listed on the Exhibits were not operating service station properties in the Identified Areas on the Effective Date, then such supplemental properties shall be included or excluded, as the case may be, in the transactions contemplated by the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement and the Purchase Price shall be adjusted by agreement of the Parties based on the fair market value of the properties being included or excluded, as determined by negotiations in good faith between the Parties or, failing agreement, as determined by an impartial appraisal.

5. BRANDED MARKETER AGREEMENT. The first paragraph and the table immediately following the first paragraph of sub-section 3(b) of the Motor Fuel Product Schedule to the Branded Marketer Agreement, Exhibit H of the Agreement of Purchase and Sale, are amended to read as follows:

          "(b) Beginning on the fifth anniversary of the effective date of the Agreement and thereafter, the price to be paid by Buyer shall be (i) the same price paid to Buyer by Seller for the motor fuel pursuant to the Purchase Agreement, plus (ii) subject to adjustment as provided in section 3(c) below, the Supplemental Charge, plus (iii) an additional fee shown in the table below (hereinafter the "Additional Fee"). The Additional Fee for sales made during any contract year is shown to the right of the corresponding contract year in the table below.

      "CONTRACT YEAR                 ADDITIONAL FEE PER GALLON
           "6th                             *
           "7th                             *
           "8th                             *
           "9th                             *
           "10th                            *

          The following sentence is added as a new final paragraph to sub-section 3(c) of the Motor Fuel Product Schedule to the Branded Marketer Agreement, Exhibit H of the Agreement:

            "Notwithstanding anything in this Agreement to the contrary, if the annual adjustment to the Supplemental Charge would raise the sum of the Supplemental Charge plus the Additional Fee, if any, to more than *________________, then the sum of the adjusted Supplemental Charge plus the Additional Fee, if any, shall be deemed to be *____________."

* This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

6. SUPPLEMENTAL CLOSING CONDITIONS.

          A. SUPPLEMENTAL CLOSING DOCUMENTS. At the Closing, Seller shall deliver the following supplemental documents:

               (1)  Assignment of the "Veeder Root Agreements" (as defined in
                    Section 7), all in form and substance satisfactory to Purchaser and Seller.

7. EQUIPMENT LEASES. Certain leak detection equipment located on the Properties listed on Exhibit "I-A" has been leased by Seller from Veeder Root or its affiliates. Seller has entered into a monitoring services agreement with Veeder Root or its affiliates for such equipment, whereby Seller will own the equipment at the end of ten years if Seller continues to use the monitoring services of Veeder Root or its affiliates. Seller shall assign all agreements (the "Veeder Root Agreements") related to the equipment to the Purchaser at the Closing and Purchaser shall assume all obligations of Seller under those agreements as of the Closing.

8. CONDITIONS PRECEDENT. THE first sentence of Section 11.1 of the Agreement of Purchase and Sale is hereby deleted and the following is inserted in lieu thereof: "Purchaser understands and acknowledges that this Agreement and the consummation of the transactions contemplated by this Agreement are subject to and conditioned upon Seller obtaining approval from the FTC of this Agreement, the transactions contemplated by this Agreement and the Purchaser pursuant to: the Consent Decree and the favorable exercise of the approval rights of the Attorney Generals of the States of Pennsylvania, New Jersey, Maryland, Delaware, Virginia and the District of Columbia pursuant to the consent decree executed on behalf of each of those States and the District of Columbia". In addition, as a supplement to the conditions precedent set forth in Article XI of the Agreement of Purchase and Sale, Purchaser acknowledges and understands that the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement, and the consummation of the transactions contemplated by the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement, are subject to (i) the final acceptance of the Consent Decree and (ii) no injunction having been issued by a court of competent jurisdiction and remaining in effect at the time of the Closing prohibiting the transactions contemplated by the Agreement of Purchase and Sale, as supplemented by this Supplemental Agreement.

9. TANK TESTING. As a supplemental to Section 7.2 of the Agreement of Purchase and Sale, Purchaser acknowledges that Seller has installed at certain Properties Veeder Root systems or other equivalent systems to monitor the underground tanks and lines at such Properties and that Seller desires to deliver to Purchaser the results of such monitoring systems in lieu of the tank testing described in
Section 7.2 of the Agreement of Purchase and Sale. Purchaser and Seller agree to discuss in good faith whether the monitoring systems described above are sufficient for determining the tightness of the tanks and lines and whether the tightness tests described in such Section 7.2 are necessary.

10. RIGHT OF FIRST REFUSAL. The Parties acknowledge that one of the Supplemental Properties is currently subject to a right of first refusal granted to the tenant at said property. Unless such right is waived by the tenant, the Parties shall execute a separate purchase agreement for such Supplemental Property within ten days after the date of this Supplemental Agreement and thereafter, Seller shall offer the tenant a right of first refusal to purchase the Supplemental Property. In the event the tenant exercises the right of first refusal, the Purchase Price shall be adjusted accordingly.

11. ROLLING STOCK. Seller shall offer to sell to Purchaser the rolling stock used to serve the retail stations in the Identified Areas as set forth in information previously provided to Purchaser and in the event Purchaser elects to purchase the rolling stock and Seller accepts Purchaser's offer, the Purchase Price shall be adjusted accordingly.

12. MISCELLANEOUS.

          A. CONSTRUCTION. Words of any gender used in this Supplemental Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise.

          B. CAPTIONS. The captions used in connection with the Articles and Sections of this Supplemental Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Supplemental Agreement. Any references to "Sections", "Subsections" and "Exhibits" are to Sections, Subsections, Exhibits, Riders and Addenda of this Supplemental Agreement.

          C. SURVIVAL. The provisions of Sections 3,4,5 and 9 shall survive the Closing of the transaction under this Supplemental Agreement and shall not be deemed to have merged therewith. All other provisions hereof not included or incorporated in any document to be executed and delivered on the Closing Date shall not survive the Closing.

          D. COUNTERPARTS. This Supplemental Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

          E. GOVERNING LAW. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its rules on the conflicts of law. The Parties hereto irrevocably submit to the exclusive Jurisdiction of the United States District for the Southern District of New York for all purposes under this Agreement, except for those matters over which said court does not have subject matter jurisdiction, in which case the Parties irrevocably submit to the exclusive jurisdiction of the Supreme Court of New York County, New York.

          F. AGREEMENT OF PURCHASE AND SALE. Notwithstanding the duplication in this Supplemental Agreement of any of the terms and provisions of Article XXII of the Agreement of Purchase and Sale, all of the terms and provisions of
Article XXII of the Agreement and Sale shall be deemed incorporated into this Supplemental Agreement to the extent applicable as if the same were set forth in this Supplemental Agreement in its entirety. Except as supplemented by the terms and provisions of this Supplemental Agreement, the terms and provisions of the Agreement of Purchase and Sale shall remain in full force and effect.

IN WITNESS WHEREOF, this Supplemental Agreement has been executed by Seller and Purchaser on the dates set forth below.

EXXON MOBIL CORPORATION                TOSCO CORPORATION
a New York corporation                a Nevada corporation

By:_________________________          By:___________________
Name:_______________________          Name:_________________
Title:______________________          Title:________________
Date: ______________________          Date:_________________



                        AGREEMENT OF PURCHASE, SALE AND
                         ASSIGNMENT OF MARKETING ASSETS

THIS AGREEMENT OF PURCHASE, SALE AND ASSIGNMENT OF MARKETING ASSETS (this "Agreement") is made and entered into as of this 1st of December, 1999, (the "Effective Date") between EXXON CORPORATION, a New Jersey corporation ("Seller"), and TOSCO CORPORATION, a Nevada corporation ("Purchaser"), upon the terms and conditions set forth herein. When provisions herein apply to both or either Seller and Purchaser, they sometimes are referred to as "Parties" or "PARTY."

                                    RECITALS

Seller currently markets its branded fuel products in New York, Connecticut, Rhode Island, Massachusetts, Vermont, New Hampshire and Maine (the " Identified States").

In connection with Seller's retail marketing operations, Seller owns in fee certain operating service stations and leases certain other operating service station properties in the Identified States, all as more particularly described in Exhibit "A" (the "Properties"). The Properties consist of fee properties (the "Fee Properties") and leased properties (the "Leased Properties"). Each of the Properties is individually referred to in this Agreement as a "Property".

Some of the operating service stations on the Properties are subject to a "franchise relationship," as that term is defined in the Petroleum Marketing Practices Act, 15 U.S.C., Section 2801 et seq. ("PMPA"), pursuant to lease or sublease agreements, franchise agreements, motor fuels sales agreements and other agreements constituting the franchise relationship (collectively, the "Fee & Lease Dealer Agreements") entered into between Seller and the dealers on the Properties listed on Exhibit "B" (the "Fee & Lease Dealers"). Those Properties subject to Fee & Lease Dealer Agreements are noted on Exhibit "A" (sometimes referred to herein as the "Fee & Lease Dealer Properties"). The remainder of the operating service stations on the Properties are company operated stations (sometimes referred to as the "Company Operated Properties") and are similarly noted on Exhibit "A".

In addition, as part of its marketing operations in the Identified States, Seller has entered into various motor fuel supply, franchise and other agreements constituting the franchise relationship (collectively, the "Contract Dealer Agreements") with the contract dealers listed on Exhibit "C" ("Contract Dealers"). Seller has also entered into various distributor agreements and other agreements constituting the distributor franchise relationship (collectively, the "Distributor Sales Agreements") between Seller and the distributors listed on Exhibit "D" (the "Distributors"). The Fee & Lease Dealer Agreements, the Contract Dealer Agreements and the Distributor Sales Agreements are sometimes collectively referred to as the "PMPA Franchise Agreements").

Pursuant to a consent decree entered into or to be entered into with the U.S. Federal Trade Commission ("FTC") in connection with the merger of Exxon Corporation and Mobil Corporation, (the "Consent Decree"), Seller has agreed to divest certain assets, including certain contract rights, associated with its marketing operations in the Identified States and Purchaser is willing to purchase the same from Seller in accordance with the terms of this Agreement.

          This offer to purchase the Properties and other assets and the assignments herein described may remain open and in full force and effect for a period in excess of 60 days. The offer is initially binding and irrevocable and able to be accepted until December 3, 1999 or until five business days after Exxon Corporation and Mobil Corporation receive consent from the Federal Trade Commission to their proposed merger, whichever is sooner. If Tosco is selected as the proposed Purchaser, the offer shall remain open and in full force and effect for as long as reasonably necessary to successfully complete the buyer approval process.

NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which hereby are mutually acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                              TERMS AND CONDITIONS

                                   ARTICLE I

                     TRANSFER, SALE AND ASSIGNMENT BY SELLER

1.1 TRANSFER OF FEE PROPERTIES AND LEASED PROPERTIES; EQUIPMENT AND PERSONAL PROPERTY.

          (A). Subject to the provisions of this Agreement, (i) Seller agrees to sell and convey the Fee Properties to Purchaser and Purchaser agrees to purchase and pay for the Fee Properties, and (ii) Seller also agrees to assign its leasehold interests in the Leased Properties to Purchaser and Purchaser agrees to purchase and pay for such leasehold interests.

          (B). Seller's conveyance and assignment of its interests in the Properties shall include Seller's interest in: (i) all easements and rights appurtenant to the Properties, all buildings and improvements located thereon, and to the extent assignable by Seller and in effect on the Closing Date (as defined in Section 6.1), all associated licenses, permits, and other forms of governmental consents, (ii) all of Seller's personal property located on the Properties as of the Effective Date, except for some proprietary equipment and software containing proprietary information; and (iii) subject to the terms of the Distributor Agreement, the right to use Seller's identification signs, trademarks, and other trade indicia. The real and personal property referred to in this Agreement shall not include any accounts receivable, except those associated with the Contract Dealer Agreements or the Distributor Sales Agreements referred to in Sections 1.3 and 1.4 respectively, notes receivable, or cash assets, all of which property, to the extent owned by Seller, shall be removed by Seller from the Properties no later than the Closing Date. Any environmental monitoring wells and remediation equipment located on the Properties will remain Seller's property and will not be transferred to Purchaser.

1.2 ASSIGNMENT OF FEE & LEASE DEALER AGREEMENTS. On the Closing Date, Seller will assign to Purchaser, and Purchaser shall accept the assignment of and assume Seller's obligations under the Fee & Lease Dealer Agreements with respect to the Fee & Lease Dealer Properties.

1.3 ASSIGNMENT OF CONTRACT DEALER AGREEMENTS. On the Closing Date, Seller also will (i) assign to Purchaser the Contract Dealer Agreements with the Contract Dealers, and (ii) transfer to Purchaser any Seller owned equipment and tanks on the Contract Dealers' properties and Purchaser shall accept the assignment of and assume Seller's obligations under the Contract Dealer Agreements and shall purchase and pay for any Seller owned equipment. On the Closing Date, Seller will assign to Purchaser all loan agreements and/or reimbursement agreements between Seller and the Contract Dealers, together with any mortgages and security interests securing such loans. The current balances of the Contract Dealers' loans and/or reimbursement agreements and the value of any Seller-owned equipment and tanks on the Contract Dealer properties are set forth on Exhibit "C". The Parties acknowledge and agree that the Purchase Price set forth in
Section 3.1 includes payment for certain unamortized balances due Seller by such Contract Dealers. At least seven (7) days before the Closing Date, Seller will notify Purchaser of the amounts of the unamortized balances owed by each Contract Dealer.

1.4 ASSIGNMENT OF DISTRIBUTOR SALES AGREEMENTS. On the Closing Date, Seller will assign to Purchaser, and Purchaser shall assume the assignment of and accept Seller's obligations under, the Distributor Sales Agreements. On the Closing Date, Seller will assign to Purchaser, and Purchaser shall assume the assignment of and accept the obligations of Seller under, any loan agreements and/or reimbursement agreements between Seller and the Distributors, together with any mortgages and security interests securing such loans. The current balances of the Distributors' loans and/or reimbursement agreements are set forth on Exhibit "E". The Parties acknowledge and agree that the Purchase Price set forth in
Section 3.1 includes payment for certain unamortized balances due Seller by such Distributors. At least seven (7) days before the Closing Date, Seller will notify Purchaser of the amounts of the unamortized balances owed by each Distributor.

1.5 SALE OF INVENTORY. Seller shall sell, deliver and transfer to Purchaser at the Closing, and Purchaser shall purchase and pay for, all inventories of: (i) refined petroleum products in bulk storage owned by Seller on any Property on the Closing Date; and (ii) convenience store merchandise for resale (not to include branded lubricants, tires, batteries and accessories) owned by Seller on any Property on the Closing Date. Seller shall be responsible for determining the quantities of refined petroleum products to be transferred by it as of the Closing Date, and Seller shall determine the quantities of all inventories of convenience store resale merchandise to be sold to Purchaser on the Closing Date. The Parties acknowledge that the Purchase Price set forth in Section 3.1 includes payment for all inventories of refined petroleum products and convenience store merchandise and at the Closing, the Parties shall agree on the value of such inventory.

1.6 ASSIGNMENT OF PERMITS. On the Closing Date, to the extent assignable or permitted by law, Seller will assign and Purchaser shall accept all operating permits, including, beer and wine licenses, where applicable, at the Company Operated Properties.

1.7 INTENTIONALLY OMITTED.

1.8 INDEPENDENT CONTRACTOR AGREEMENTS AND GROUND LEASES. On the Closing Date, Seller will assign to Purchaser, and Purchaser shall assume the assignment of and accept Seller's obligations under, Seller's Independent Contractor Agreements and ground leases for motor fuel facilities at the properties listed on Exhibit "F".

1.9 ASSIGNMENT OF OPTIONS TO PURCHASE AND RIGHTS OF FIRST REFUSAL. To the extent that Seller is the holder of any preferential right to purchase any of the Properties, all such rights will be assigned to Purchaser at the Closing.

1.10  INTENTIONALLY OMITTED.

1.11 ASSIGNMENT OF BRAND PROGRAM AND SERVICE AGREEMENTS. On the Closing Date, Seller will assign to Purchaser, and Purchaser shall assume the assignment of and accept Seller's obligations under, all rent abatement agreements, imaging rebate agreements and other brand program and service agreements with the Fee & Lease Dealers, the Contract Dealers and the Distributors, as applicable.

                                   ARTICLE II

                   SUPPLY, DISTRIBUTION AND OTHER AGREEMENTS

2.1 SUPPLY AGREEMENT. At least forty-five (45) days prior to the Closing Date, Purchaser and Seller will execute a supply agreement in the form of Exhibit "G" (the "Supply Agreement"), whereby Seller will purchase from Purchaser certain unbranded fuels products. Purchaser and Seller agree that Exhibit "G" contains all of the material and significant terms of the Supply Agreement and that prior to the execution of the Supply Agreement, Seller and Purchaser shall agree in good faith on certain additional administrative provisions and/or addenda which are necessary to activate the Supply Agreement and such provisions or addenda shall become part of the Supply Agreement.

2.2 BRANDED MARKETER AGREEMENT. At least forty-five (45) days prior to the Closing Date, Seller and Purchaser will execute a branded marketer agreement in the form of Exhibit "H" (the "Branded Marketer Agreement"). Purchaser and Seller agree that Exhibit "H" contains all of the material and significant terms of the Supply Agreement and that prior to the execution of the Branded Marketer Agreement, Seller and Purchaser shall agree in good faith on certain additional administrative provisions and/or addenda which are necessary to activate the Branded Marketer Agreement and such provisions or addenda shall become part of the Branded Marketer Agreement.

2.3 SERVICES AGREEMENT. For a period of no more than six (6) months from the Closing Date, Seller will cooperate with Purchaser in providing, if necessary and upon request, services such as motor fuel order and dispatch services, in order to allow Purchaser adequate time to implement its own order and dispatch services. Such services shall consist of the same services, and shall be performed by Seller in the same manner, as currently provided for Seller's own use. The Parties shall agree as to the compensation and the manner of payment for any such services pursuant to the terms of a service agreement to be executed by Seller and Purchaser at Closing.

                                  ARTICLE III

                                 PURCHASE PRICE

3.1 AMOUNT. The purchase price to be paid by Purchaser for the transfer, sale and assignment by Seller of the Properties, the Fee & Lease Dealer Agreements, the Contract Dealer Agreements, the Distributor Sales Agreements and all other assets, contract rights and personal property described in Article I is *___________________ ("Purchase Price"). On the Closing Date, Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the account designated by Seller or its assignee. The Purchase Price includes the inventory of refined petroleum products and convenience store merchandise referred to in Section 1.5, any construction and zoning permit, the unamortized balances of loans and/or reimbursement agreements due Seller by the Contract Dealers referred to in Section 1.3, the unamortized balances of loans and reimbursement agreements due Seller by the Distributors referred to in Section
1.4 and any Seller-owned equipment and tanks on the Contract Dealer properties.

3.2 EARNEST MONEY DEPOSIT. Within five (5) days after Seller provides Purchaser notice that Seller desires to accept Purchaser's offer contained in this Agreement, Purchaser will deliver to the Title Company (as defined in Section 5.2) an irrevocable letter of credit (or similar instrument acceptable to Seller) drawn on a bank acceptable to Seller and in form and substance satisfactory to Seller, payable to Seller, in the amount of *_____________ representing an earnest money deposit equal to five percent (5%) of the Purchase Price (the "Earnest Money Deposit") as consideration for this Agreement. The Earnest Money Deposit will be deposited with the Title Company pursuant to an escrow agreement among the Title Company, Seller and Purchaser. The escrow agreement will provide that the letter of credit may be drawn upon by Seller upon certification to the Title Company of Purchaser's default under this Agreement. Seller's notice of its desire to accept this Agreement shall not be binding on Seller unless and until Purchaser delivers the Earnest Money Deposit to Seller and Seller executes and delivers this Agreement.

-----------------
* Note: If bid is accepted for both packages of assets the aggregate price to be paid is *___ million and individual packages must be increased to include the premium of $40 million for both packages. This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

3.3 VALUATION. The Parties agree that any property valuations established by the Parties for the Properties are for purposes of (i) establishing an insured amount for the title insurance commitments and policies; (ii) preparing the Closing statements and escrow instructions; (iii) preparing affidavits of value and transfer tax returns; and (iv) calculating recording fees and transfer taxes, if applicable. Such property valuations are not established necessarily for tax purposes or for financial or accounting ("book") purposes.



                                   ARTICLE IV

                                  PMPA COMPLIANCE

4.1 ASSIGNMENT AND ASSUMPTION BY PURCHASER. Seller will assign to Purchaser at the Closing the PMPA Franchise Agreements with each of its existing Fee & Lease Dealers, Contract Dealers and Distributors identified on Exhibits "B", "C" and "D". Purchaser will assume all of Seller's rights and obligations under the PMPA Franchise Agreements and under the PMPA and any other applicable law, as the same relate to the PMPA Franchise Agreements.

 4.2 SELLER'S PMPA INDEMNIFICATION. Seller shall indemnify and hold Purchaser, its affiliates, agents and employees harmless from and against each and every loss, cost, claim, obligation, damage, liability, payment, fine, penalty cause of action, judgment (including expert witness fees and attorneys' fees awarded to any franchisees as part of a judgment), lien or expense, including, but not limited to, reasonable attorneys' fees and other litigation expense (a "Claim") to the extent that any such Claim seeks to invalidate or claim the invalidity of Seller's assignment of its franchise agreements to Purchaser, unless such Claim is based on any act or, omission by Purchaser occurring after the Closing Date.

 4.3 PURCHASER'S OBLIGATIONS AFTER CLOSING. At an appropriate time prior to the stated expiration date of each of the PMPA Franchise Agreements assigned by Seller to Purchaser, Purchaser will, in good faith and in the normal course of business, offer to each of the franchisees agreements for the supply of branded motor fuel, unless such franchisee previously has been properly terminated or nonrenewed for any reason permitted by the PMPA or properly nonrenewed pursuant to 15 USC 2802(b)(3)(A). Franchise agreements offered by Purchaser to the franchisees referenced hereunder shall be offered in accordance with PMPA and shall comply in all respects with all applicable provisions of the PMPA and any applicable state law.

4.4 PURCHASER'S PMPA INDEMNIFICATION. Purchaser shall indemnify and hold Seller, its affiliates, agents and employees harmless from and against each and every Claim of any kind or character which result from, arise out of, or are in any way related to (i) any termination or nonrenewal by Purchaser of any PMPA Franchise Agreements assigned by Seller to Purchaser, (ii) Purchaser's offer of franchise agreements as required in Section 4.3, (iii) Purchaser's failure to offer franchise agreements as required in Section 4.3, (iv) any claims or causes of action by any franchisee concerning the terms and conditions of franchise agreements offered by Purchaser or any action taken by Purchaser, specifically including any termination or nonrenewal action, under or pursuant to said franchise agreements, (iv) Purchaser's failure to fulfill its obligations under this Agreement or the PMPA, and (v) Purchaser's failure to fulfill any obligations contained in the PMPA Franchise Agreements assigned to Purchaser by Seller.

4.5 LEGAL FEES. In any lawsuit brought by any franchisee, each Party shall bear its own attorneys' fees and other costs of defense incurred in such action, except as otherwise provided herein.

                                   ARTICLE V

                            SURVEY AND TITLE MATTERS

5.1 SURVEYS. Purchaser shall have the option, at Purchaser's expense, to cause to be prepared before the Closing Date a current ALTA land title survey ("Survey") of each Property, prepared by a duly licensed land surveyor and registered professional engineer satisfactory to the Title Company and to Seller. Upon completion of any Survey, there shall be delivered to Purchaser and Seller three (3) sets each of the Survey Plat and to the Title Company one (1) set of the Survey plat. The Survey, if prepared for any Property, will be delivered to Seller and the Title Company within thirty (30) days after the Effective Date. The Survey for any Property will show the location of all highways, streets, roads, railroads, rivers, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the Property, including all of the title matters shown on the Title Commitments provided for in Section 5.2, and will set forth the area of the Property in square feet, together with a legal description thereof. In addition, the surveyor shall certify the accuracy of said Survey to the Title Company in such form as the Title Company requires for purposes of issuing the ALTA owner's or leasehold policy of title insurance provided for in Section 5.3.

5.2. TITLE COMMITMENTS AND PERMITTED ENCUMBRANCES. Within thirty (30) days after the Effective Date or within thirty (30) days after receipt of a Survey if a Survey is required to obtain a current title commitment, Seller will, at Seller's expense, cause to be obtained a current title commitment for an American Land Title Association ("ALTA") Form B owner's or leasehold policy of title insurance on each Property ("Title Commitment"), issued through First American Title Insurance Company, (the "Title Company") setting forth the state of title of each Property and all liens, encumbrances and matters of record (and, if Purchaser obtains Surveys, all facts and conditions shown on the Surveys of each Property), including easements, restrictions, rights-of-way, covenants, conditions and reservations, if any, affecting such Property, together with legible copies of the recorded instruments relating to such title matters and exceptions. Purchaser will obtain at its expense any mortgagee title commitments and policies required by it in connection with the transaction. Upon completion of each Title Commitment, there shall be delivered to Purchaser two
(2) copies thereof. Purchaser shall have thirty (30) days after its receipt of the Title Commitment and the Survey, if a Survey has been obtained by Purchaser, for each Property (including copies of the recorded instruments affecting title to such Property) within which to review such documents and to notify Seller in writing of any title matters reflected in the Title Commitment (or in the Survey, if a Survey has been obtained by Purchaser) which would materially restrict or adversely affect the use of the Property by Purchaser for retail motor fuel sales as it currently exists, including any other current use on the Property ("Title and Survey Objections"). Purchaser shall not object to minor or immaterial title and survey matters which do not or will not interfere with, or affect to a material extent, the operation or use of the Property as described in the preceding sentence.

          Within thirty (30) days after receipt of Purchaser's notice of Title and Survey Objections, Seller shall make every reasonable effort to cure such Title and Survey Objections and to satisfy the requirements of the Title Company. If, for any reason, Seller is unable or unwilling, within said time, to cure such Title and Survey Objections to the satisfaction of Purchaser, Seller shall so notify Purchaser in writing. Within five (5) days after receiving such notice Purchaser may, at Purchaser's option, either waive such uncured Title and Survey Objections and proceed with the transaction contemplated by this Agreement in accordance with the remaining terms and provisions hereof, seek to reach agreement with Seller concerning the resolution of the uncured Title and Survey Objections or execute on the Closing Date the Hold Harmless and Indemnity Agreement attached as Exhibit "I". All title matters in the Title Commitments which are not Title and Survey Objections shall become "Permitted Encumbrances."

5.3. OWNER OR LEASEHOLD POLICIES OF TITLE INSURANCE. At Closing, Seller shall obtain as to each Property being conveyed and transferred by Seller, at Seller's expense, the usual form of ALTA Form B Owner or Leasehold Policy of Title Insurance, issued by the Title Company in the amount of such Property's valuation as agreed by the Parties, and insuring marketable fee simple or leasehold title to such Property as being vested in Purchaser, subject only to the Permitted Encumbrances and such policy's standard printed exceptions; provided, however, that any such policy may provide, at Purchaser's option and expense, "extended coverage" as follows:

          a. the policy's exception as to restrictive covenants shall be endorsed "None of Record";

          b. the boundary and survey exception shall be limited to "shortages in area";

          c. the exception as to taxes shall be limited to the year of Closing and shall be endorsed "Not Yet Due and Payable" and shall except taxes resulting from subsequent assessments for years or portions thereof prior to the Closing Date due to change in land usage or ownership; and

          d. the exception as to rights of parties in possession shall be deleted.

5.4 CONVEYANCE OF TITLE; ASSIGNMENT OF LEASEHOLD INTERESTS. At Closing, Seller shall (i) convey to Purchaser, by special warranty deed or the equivalent statutory form of deed in the respective State in which the Property is located, marketable fee simple title to each Fee Property and (ii) assign to Purchaser its leasehold interest in each Leased Property, free and clear of all liens, encumbrances, conditions, easements, assessments, and restrictions, except for the following:

          a.   general real estate taxes for the year of Closing;

          b. such rights-of-way, easements, restrictions, and reservations or other encumbrances or conditions as are approved by Purchaser as Permitted Encumbrances pursuant to Section 5.2;

          c. building and zoning ordinances, laws and regulations applicable to the Property;

          d.   mineral rights reserved by third parties;

          e.   matters that would be shown in a current survey of the Property;
               and

          f. rights of any franchisee, subtenant or licensee of Seller occupying the Property at the Closing Date.

5.5 LEASED PROPERTIES. Prior to the Closing Date, Seller will exercise (i) any purchase options in leases for Leased Properties, and (ii) any lease renewal options applicable to the Leased Properties, that will be forfeited if not exercised on or before the Closing Date. If the assignment of a lease for a Leased Property requires the consent of the lessor, Seller shall promptly request such consent.

                                   ARTICLE VI

                                    CLOSING

6.1 CLOSING; CLOSING DATE. Completion of the transactions contemplated by this Agreement and Seller's delivery of the Deeds, the Assignments of Leases, the Assignments of Franchise Agreement and the Bills of Sale and the execution and delivery by the Parties of the other documents referred to herein ("Closing") shall take place at the office of the Title Company, at or before 12:00 noon on February 29, 2000, or at such other time, date and place as Seller and Purchaser may mutually agree upon (the "Closing Date").

6.2 DELIVERY OF DOCUMENTS AT CLOSING. At the Closing, the following shall occur:

          (A)  Seller shall:

               (1) deliver to the Title Company a duly executed and acknowledged special warranty deed or equivalent statutory form of deed for each Fee Property conveying marketable title to such Property to Purchaser subject only to the Permitted Encumbrances and as provided in Section 5.6 ("Deed"). The Deed for each Fee Property shall be in the form of Exhibit "J", and it shall contain the legal description of such Property from the Survey, if a Survey has been obtained by Purchaser, otherwise the legal description shall be taken from the instruments of conveyance of the Properties to Seller, as modified by any subsequent partial conveyances or condemnations of portions of any such Property, to the extent available to Seller;

               (2) to the extent any required consents have been obtained, deliver to the Title Company an executed and acknowledged assignment of lease for each Leased Property subject only to the Permitted Encumbrances ("Assignment of Lease"). The Assignment of Lease for each Leased Property shall be in the form of Exhibit "K" and shall contain the legal description of such Property from the Survey, if a Survey has been obtained by Purchaser, otherwise the legal description shall be taken from the leases or instruments of conveyance of the Properties to Seller, as modified by any subsequent partial conveyances or condemnations of portions of any such Property, to the extent available to Seller;

               (3) deliver to Purchaser an executed bill of sale for all personal property and equipment located on each Property ("Bill of Sale"), which shall be in the form of Exhibit "L"

               (4) deliver to Purchaser assignments of the Contract Dealer Agreements, the Fee & Lease Dealer Agreements and the Distributor Sales Agreements, which shall be in the form of Exhibit "M" (the "Assignment of Franchise Agreement");

               (5) deliver to Purchaser the executed Supply Agreement, as provided in Section 2.1, and the executed Branded Marketer Agreement, as provided in Section 2.2;

               (6) to the extent obtained by Seller prior to the Closing Date, deliver to the Title Company the written consent of any lessor or landlord, if the assignment of the lease relating to a Leased Property requires such consent, such written consent to be in form and substance satisfactory to the Title Company and Purchaser; and

               (7) deliver to the Title Company and to Purchaser such certificates of incumbency and evidence of corporate authority for the execution and delivery of this Agreement and all documents required hereunder in such form and content as the Title Company and Purchaser reasonably may require.

          (B)  Purchaser shall:

               (1)  pay the Purchase Price as provided in Section 3.1;

               (2) execute and deliver to Seller the Supply Agreement, as provided in Section 2.1; and

               (3) execute and deliver to Seller the Branded Marketer Agreement, as provided in Section 2.2.

6.3 APPORTIONMENT OF TAXES. General real estate taxes for the then current year relating to each Property and rents, if any, shall be prorated as of the Closing Date and shall be adjusted at the Closing. If the Closing shall occur before taxes are finally fixed for the then current year for any Property, the apportionment of taxes at the Closing shall be upon the basis of the latest tax rate applied to the latest assessed valuation for such Property. All special taxes or assessments applicable to any Property prior to the Closing Date shall be paid by Seller, including, without limitation, all taxes resulting from subsequent assessments for years or portions thereof prior to the Closing due to change in land usage or ownership pursuant to existing law. Seller shall collect from Purchaser at Closing and shall pay all sales taxes applicable to the personal property and equipment transferred to Purchaser. All other closing costs, including, without limitation transfer taxes, recording and escrow fees, shall be assessed to Purchaser, as of the Closing Date.

6.4 PAYMENTS FROM FRANCHISEES. All rents and other sums due or payable by Seller under the Fee & Lease & Dealer Agreements, the Contract Dealer Agreements and the Distributor Sales Agreements will be prorated as of the Closing Date. Unless otherwise agreed by the Parties, payment of the prorated amounts will occur within forty-five (45) days after the Closing.

                                   ARTICLE VII

                             ENVIRONMENTAL MATTERS

7.1 DEFINITIONS. As used herein, "Covered Contamination" means recoverable free liquid hydrocarbons, dissolved hydrocarbon components, absorbed and vapor phase hydrocarbon contamination, soil contamination which (i) was caused by Seller's operations on any prior to the Closing Date, or occurs prior to or after the Closing Date and is the result of the migration off a Property of contamination that was located on a Property prior to the Closing Date, (ii) either (A) is shown in the Baseline Report, as defined in Section 7.3 if applicable, or (B) is shown by Purchaser to have been located on the Property prior to the Closing Date pursuant to Section 7.4(C) or Section 7.4(D), and (iii) is required to be remediated under applicable federal, state or local laws and regulations.

7.2 TANK TESTING. Seller, at Seller's expense, shall cause tightness tests of all underground tanks and lines at the Properties to be conducted within sixty
(60) days prior to the Closing Date, or, upon mutual agreement of the Parties, thirty (30) days after the Closing Date, using a "precision" test such as the Petro-Tite(RM), Tanknology Vacu Test(RM) or Leak Lokator(RM) tests, or an equivalent test. Upon completion of such tests, Seller shall furnish copies of the test results to Purchaser. Any untight fiberglass tanks or lines discovered pursuant to such tests may be repaired by Seller rather than replaced if (i) Seller would repair rather than replace such tanks or lines under Seller's normal procedures if ownership of the Property were remaining with Seller, (ii) such equipment was originally manufactured by either Owens-Corning or Xerxes,
(iii) the repair is effected by the manufacturer or its authorized contractors, and (iv) the manufacturer certifies and warrants the condition of the tanks and lines to be as tight as when new. In the event that Seller is unable to repair any fiber glass tanks or lines in accordance with the standards set forth above, Purchaser will receive at the Closing for such Property a credit toward the Purchase Price in the amount of $70,000.00 per tankfield, and Purchaser will be responsible for the installation of replacement tanks and lines on such Property, at Purchaser's expense.

7.3 ENVIRONMENTAL ASSESSMENT.

          (A) Seller may, but shall not be obligated to, undertake at Seller's expense an environmental assessment of each Property to determine the presence of Covered Contamination. If undertaken, Seller will use reasonable efforts to complete such assessments before the Closing Date or such other date as the parties may mutually agree. At any Property at which Seller has previously conducted, or is currently conducting, or is planning to conduct, any environmental assessment or remediation activities ("Existing Cases"), Seller shall deliver all existing environmental assessment data ("Existing Case Data") to Purchaser as soon as possible but not later than sixty (60) days after the Effective Date. The report of such environmental assessment, if undertaken, or the Existing Case Data, if applicable, shall be the "Baseline Report" for each Property. A copy of each Property's Baseline Report shall be provided to Purchaser promptly after Seller's receipt thereof. Seller also may undertake additional environmental assessments on any Property after the Closing, and the assessment reports will constitute amendments of the Baseline Reports for such Properties, if applicable.

          (B) Purchaser may conduct additional environmental assessments of Properties at its expense before and after the Closing Date. Purchaser will provide copies of the assessment reports promptly to Seller. Such assessment reports will constitute amendments of the Baseline Reports for the Properties affected thereby, if Baseline Reports have been prepared.

          (C) To the extent required by applicable laws and regulations, Seller shall report all Covered Contamination reflected in the Baseline Reports to the relevant govemmental authorities ("Authorities") and provide appropriate notification thereof to property owners. To the extent required by applicable laws and regulations, Purchaser shall report all New Contamination (as defined in Section 7.4(C)) to the Authorities and provide appropriate notification thereof to property owners.

          (D) Seller shall remediate the Covered Contamination on any Property in accordance with all applicable laws and regulations, provided that the Closing occurs and the Property is conveyed to Purchaser. Seller's obligations to remediate Covered Contamination on any Property shall continue until Closure is obtained pursuant to Section 7.4(B).

7.4 ENVIRONMENTAL RESPONSIBILITY.

          (A) Seller shall conduct all negotiations with the Authorities with respect to the remediation of the Properties, for which Seller is responsible under Section 7.3(D); provided, however, that Purchaser may attend, but not actively participate in, any such negotiations. The Parties acknowledge that Seller shall have the lead responsibility for setting policy, establishing direction and conducting negotiations with the Authorities relating to the remediation of Covered Contamination, and Purchaser shall neither contact nor negotiate with the Authorities independently of Seller in connection with the remediation of Covered Contamination. Seller shall provide Purchaser with copies of all correspondence or other documents it receives from the Authorities, and shall furnish Purchaser copies of all correspondence and other documents it supplies to the Authorities, relating to any remedial action plan submitted by Seller with regard to the Properties. Purchaser shall provide Seller with copies of all correspondence and documents it receives from or provides to the Authorities during the period of Seller's remediation activities on any Property.

          (B) As to each Property transferred or conveyed to Purchaser, Seller shall undertake after the Closing Date, at its expense, all reporting and notification required by law and all remediation or further investigation of Covered Contamination on, under or originating from such Property, in compliance with the requirements of the Authorities and all applicable environmental laws and regulations and until Closure is obtained pursuant to this Section 7.4(B). Seller shall be entitled to the benefit of any government reimbursement funds that may be available with respect to such remediation of Covered Contamination. Seller shall coordinate administrative efforts to recover such reimbursement. Seller shall remediate the Covered Contamination on or migrating (or migrated) from any Property in accordance with all applicable laws and regulations, until:

               (1) Receipt of written notice from the Authorities that either no further remediation of the Covered Contamination identified in the Baseline Report is required, or that the approved remediation plan of the Covered Contamination identified in the Baseline Report has been completed; or

               (2) Seller has requested closure notice from the Authorities, has not received any response of any kind to its request for a closure notice for twelve (12) months and Seller has determined that the soil and groundwater has been remediated to satisfactory levels based on four (4) successive quarterly monitoring tests by a recognized environmental remediation contractor that show the level of petroleum hydrocarbons on the Property as being below or equal to the limit required by the Authorities and Seller so notifies Purchaser in writing.

                    The satisfaction of either of the conditions set forth in clauses (1) or (2) above shall be referred to as "Closure" herein.

          (C) Any environmental contamination which (i) is not disclosed in the Baseline Report for a Property, if applicable, (ii) is discovered after the Closing Date on any Property or (iii) is caused after the Closing Date by Purchaser, Purchaser's tenants, franchisees, or contractors, or is caused by third parties, in an area of the Property identified in the Baseline Report as containing Covered Contamination and before Seller's remediation of such Covered Contamination has been completed, is herein referred to as "New Contamination." Purchaser shall bear the burden of proof to establish that such environmental contamination is Covered Contamination. Similarly, if any environmental contamination not disclosed in the Baseline Report for a Property is discovered after the date Seller completes the remediation contemplated by Sections 7.3 and
7.4 ("Remediation Completion Date"), Purchaser shall bear the burden of proof to establish that such environmental contamination is Covered Contamination. If any environmental contamination is discovered after the Closing Date and Purchaser meets its burden of proving that it is not New Contamination but Covered Contamination, Seller shall remediate such Covered Contamination, in compliance with applicable remediation standards in effect at such time.

          (D) If environmental contamination is discovered on any Property after the Closing Date, but prior to the Remediation Completion Date, Purchaser shall promptly notify Seller and act promptly to minimize the effects of such environmental contamination. If, pursuant to Section 7.4(C), Purchaser does not establish that such environmental contamination is Covered Contamination, and if Seller reasonably determines that such New Contamination will make Seller's remediation at the applicable Property significantly more difficult, more expensive, or will extend significantly the time required to complete such remediation work, Purchaser shall hire at Purchaser's sole expense a consultant mutually acceptable to Purchaser and Seller to assess the effect of such New Contamination on the environmental condition of the Property. This assessment shall include a review of the remediation work that had been done to date and the remaining cost to complete the remediation absent the New Contamination. In addition, the consultant will estimate the cost of the additional work that will be required due to the New Contamination. Purchaser will begin paying that fractional cost percentage of all further remediation work performed by Seller at the Property, determined by the following formula:

               (1) Purchaser's fractional cost = I - (Estimated cost to complete remediation prior to New Contamination divided by estimated cost to complete remediation after the New Contamination).

                    EXAMPLE:

                         A. Estimated cost to complete remediation prior to New
                            Contamination equals $100,000. (As calculated at the time the New Contamination occurs.)

                         B. Estimated cost to complete remediation after New
                            Contamination equals $150,000. (Includes the
                            $100,000 in A plus $50,000 in estimated costs related to the New Contamination.)

                         C. Purchaser's fractional cost equals: I - (A divided
                            by B), or I - .667, which results in Purchaser paying one-third (.333) of subject remediation costs incurred after the New Contamination occurs.

               (2) Purchaser will promptly pay its share of costs and expenses to Seller as remediation work is performed and as invoices for such work, with supporting documentation, are presented to Purchaser.

               (3) The above notwithstanding, if Purchaser's fractional cost as so calculated should exceed eleven-twentieths (11/20ths), Purchaser shall, upon request by Seller, take over the ongoing remediation efforts at the Property with the costs of such remediation continuing to be shared between Seller and Purchaser as set forth in this Section. In such event, Purchaser and Seller shall attempt to negotiate a buyout to transfer the remediation responsibility for known Covered Contamination at the Property from Seller to Purchaser. If the Parties are unable to agree upon the present value of the expected costs of completing the remediation of known Covered Contamination ("Remediation Cost") at a Property, the Parties shall select a consultant satisfactory to both Parties who shall attempt to mediate between the Parties to resolve such differences in a mutually satisfactory manner. The fees and expenses of such consultant shall be borne equally by the Parties. If the Parties agree upon the Remediation Cost for any Property, Seller shall pay to Purchaser an amount equal to the Remediation Cost and Purchaser shall assume responsibility for the completion of the remediation of Covered Contamination at the Property. Purchaser shall also execute and deliver to Seller a release of remediation liability for known Covered Contamination in the form of Exhibit "N". Such release shall include an assignment to Purchaser of Seller's rights, with respect to the Property, to reimbursement from the relevant state reimbursement fund, if any.

7.5 ACCESS. After the Closing Date, Purchaser shall provide for and permit such access, at no cost to Seller, as Seller and its employees, agents, and contractors may require to each Property, for such time as is required for Seller to meet all environmental obligations contemplated by this Agreement. Such access shall include the right to conduct such tests, take such groundwater or soil samples, excavate, remove, dispose of, and treat the soil and groundwater, and undertake such other actions as are necessary in the sole judgment of Seller. Seller shall expeditiously remove from the Property (or Properties) as soon as reasonably practicable all drums containing drill cuttings, soil, debris or liquids generated from Seller's remediation or investigation activities. Seller shall restore the surface and existing structures, if any, on each Property to a condition substantially similar to that at the time immediately prior to the action taken by Seller and shall replace or repair damage to Purchaser's equipment and personal property on the Property caused by Seller or its contractors. Seller shall, to the extent practical, undertake the actions necessary to complete its remediation of Covered Contamination in a manner that will not unreasonably disrupt the operations of Purchaser on the Property. In no event, however, shall Seller have liability to anyone, including Purchaser, for business disruption, lost profits, or consequential damages arising from such actions or access. Seller or its contractors shall provide Purchaser as much advance notice as possible (but at least five (5) business days' notice) of all potentially disruptive or intrusive activities to be taken on the Properties; such notice may be in the form of a periodic schedule of activities. No advance notice shall be required for nondisruptive activities such as periodic monitoring of wells on a Property. Seller and Purchaser agree to cooperate on the placement and the location of Seller's remediation equipment. Any cost or expense to repair or replace monitoring and remediation equipment resulting from the acts or omissions of Purchaser or Purchaser's contractors shall be the responsibility of Purchaser. Purchaser and Seller shall cooperate in determining the order in which Seller implements its remediation operations on the Properties, but the final determination shall be Seller's.

7.6 MAINTENANCE OF RECORDS. During the course of Seller's remediation of any Property, Purchaser shall maintain inventory and tank and line maintenance records for such Property as required to comply with all applicable laws and regulations. Seller shall have the right to review these records as Seller deems necessary so as to be assured of the integrity of Purchaser's tank and line system at the Property.

7.7 TRANSFER OF RESPONSIBILITY. Purchaser and Seller may from time to time attempt to agree upon the Remediation Cost at a Property and the transfer of the responsibility for the remediation of known Covered Contamination from Seller to Purchaser. If the Parties agree upon such Remediation Cost and transfer, Seller shall pay to Purchaser an amount equal to the Remediation Cost and Purchaser shall assume responsibility for the completion of the remediation of known Covered Contamination. Purchaser shall also execute and deliver to Seller a release of remediation liability for known Covered Contamination in the form of Exhibit "N". Such release shall include an assignment to Purchaser of Seller's rights to reimbursement from the relevant state reimbursement fund, if any with respect to the Property.

7.8 SELLER'S INDEMNIFICATION. For a period of five (5) years from the Closing Date, Seller shall defend, indemnify and hold Purchaser and its affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss or liability arising from or related to Covered Contamination on the Properties. This indemnity also will apply to any claim by a third party or the Authorities that relates to the migration of Covered Contamination off any Property. This indemnity shall not be assignable by Purchaser. This indemnity will not apply to, and Seller will have no liability for, claims by Purchaser or third parties for diminution in value, lost profits, business disruption or consequential damages relating to Covered Contamination on any Property.

7.9 PURCHASER'S INDEMNIFICATION. Purchaser shall defend, indemnify and hold Seller and its affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss or liability arising from or related to any New Contamination.

7.10 PURCHASER'S RELEASE. In consideration of the making of this Agreement, the conveyance of the Properties to Purchaser, and the covenants of Seller to remediate and to indemnify Purchaser as provided in Paragraph 7.4 and 7.8 ("Seller's Obligations"), Purchaser agrees to accept the conveyance of the Properties in their present condition and, if Seller fulfills Seller's Obligations, to make no claim regarding the environmental condition of the Properties. Purchaser hereby releases Seller from all Claims (including Claims under the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended, (CERCLA) and the Resource Conservation and Recovery Act of 1976, as amended (RCRA) and other environmental laws) for injury, death, destruction, loss or damage to the person or property of Purchaser and its employees arising out (i) the environmental condition of the Properties and the improvements and the equipment on the Properties, and (ii) the existence of Covered Contamination on the Properties. This release does not include: (a) Seller's Obligations; and (b) Claims by third parties and Governmental Authorities relating to Covered Contamination on the Properties.

7.11 LIMITATIONS ON LIABILITY. Seller shall not be responsible for remediation of any Covered Contamination at any Property after the Remediation Completion Date if such remediation would be required only as a result of changes in applicable remediation standards or environmental laws and regulations enacted or promulgated after the Remediation Completion Date. In addition, the parties acknowledge and agree that Seller shall have no responsibility for any environmental matters at any real property on which any Contract Dealer or Distributor operates a service station.

7.12 BURDEN OF PROOF If any environmental contamination is discovered in connection with any Property subsequent to the Remediation Completion Date, Purchaser shall bear the burden of proof to establish that such contamination is Covered Contamination.

7.13 LEASED PROPERTIES. In the event that, after the Closing Date and before the Remediation Completion Date, the lease for any Leased Property expires or is terminated, Seller shall be responsible for arranging access to the Property, at Seller's expense, for the purpose of undertaking and completing its remediation activities, including payment by Seller to the landowner of any rental or access fee charged by the landowner in respect to such access to and use of the Property; provided, however, that if such lease expiration is the result of Purchaser's decision not to exercise any extension or renewal option provided for in such lease, Purchaser shall give Seller at least six (6) months notice of such election to not extend or renew the lease.

7.14 ELECTIVE WORK. If Purchaser encounters and excavates or removes contaminated soil or groundwater on any Property while conducting construction, remodeling, or demolish-and-rebuild work on any Property not required by Seller ("Elective Work"), Purchaser will solely bear the costs of removing, recycling or disposing of the contaminated soil and groundwater, regardless of whether the soil or groundwater on any Property contains Covered Contamination. Purchaser will be deemed to be the generator of all hazardous waste caused by or originating from the tanks and lines used in Purchaser's operations on the Properties. Purchaser will report any such hazardous waste and environmental contamination, including Covered Contamination and contaminated soil and groundwater excavated, removed, recycled or disposed of by Purchaser in connection with Elective Work on any Property, to the Governmental Authorities if required to do so by applicable laws and regulations. Purchaser also will sign all manifests for transportation and disposal of any such hazardous waste and contaminated soil or groundwater. Purchaser will pay the cost of clean fill required for any excavation caused by Elective Work on any Property.

                                   ARTICLE VIII

                   REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall be deemed made by Seller also as of the Closing Date:

          a. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation and is duly qualified to do business as a foreign corporation or partnership in each State where the Properties are located. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.

          b. To Seller's knowledge, Seller is in compliance with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Properties and Seller has received no notice of any failure to comply therewith.

          c. No provision of (i) Seller's certificate of incorporation or by-laws or, (ii) to Seller's knowledge, any agreement, instrument or understanding to which it is a party or by which it is bound, or, (iii) to Seller's knowledge, any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, has been or will be violated by the execution by it of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied.

          d. All requisite corporate and other authorizations for the execution, delivery, and performance of this Agreement have been duly obtained by Seller.

          e. To Seller's knowledge, no consent or approval of any governmental or regulatory authority is required for the due authorization, execution, or delivery by Seller of this Agreement other than the consent of the FTC pursuant to the Consent Decree relating to the Exxon Mobil merger and the approval of the Attorney Generals of the States in which the Properties are located.

          f. Seller has all approvals, permits, governmental authorizations and consents required to operate each of the Company Operated Properties as a retail service station and any other current use thereon.

          g. Except as disclosed in this Agreement the Exhibits and operational contracts required in connection with Company Operated Properties, which contracts will be disclosed to Purchaser prior to the Closing Date, there are presently outstanding no other contracts or agreements (whether written or oral) to which Seller is a party with respect to the ownership, development or operation of the Properties and no other parties have any interest in any of the Properties, except as set forth herein.

          h. Except as set forth on Exhibit "0", there is no litigation pending or threatened affecting Seller or the Properties which would constitute a lien, claim or obligation of any kind against the Properties or which would materially and adversely affect any of the Properties.

          i. Seller has notified Purchaser of all condemnation actions or similar proceedings affecting any of the Properties as to which Seller has received written notice by the condemning authority.

          j. All taxes or other assessments on or concerning the Properties for which Seller is liable and all taxes, fees, or other levies measured by transactions or business activity conducted by Seller on or with respect to the Properties for the year of transfer and earlier, other than installments or assessments not yet due, have been paid in full and there are no penalties or delinquency charges; provided, however, that there may be charges which Seller may be challenging in good faith and which Seller shall pay if Seller is unsuccessful in its challenge.

          k. There are no mortgages, security interests or liens affecting the equipment and personalty owned by Seller on any of the Properties.

          1. To Seller's knowledge, the present zoning of each of the Properties will permit the use of such Property for its current use.

          m. There are no matters known to Seller that would materially and adversely affect Purchaser's ability to operate the business at any of the Properties after the Closing Date as a retail service station with such ancillary businesses as are currently being conducted thereon.

8.2. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to, and covenants and agrees with Seller that as of the date hereof and as of the Closing Date:

          a. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of its incorporation and is duly qualified to do business as a foreign corporation in each State where the Properties are located. Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          b. No provision of (i) Purchaser's certificate of incorporation or by-laws, or, (ii) to Purchaser's knowledge, any agreement, instrument or understanding to which it is a party or by which it is bound, or, to (iii) Purchaser's knowledge, any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser has been or will be violated by the execution by Purchaser of this Agreement or by Purchaser's performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied.

          c. All requisite corporate and other authorizations for the execution, delivery and performance of this Agreement have been duly obtained by Purchaser.

          d. To Purchaser's knowledge, no consent or approval of any governmental or regulatory authority is required, except as noted herein, for the due authorization, execution, or delivery by Purchaser of this Agreement.

8.3 OPERATION PENDING CLOSING. Between the Effective Date and the Closing Date, Seller shall not permanently close any of the service stations on the Properties, without the approval of Purchaser, except for any termination or nonrenewal of any Fee & Lease Dealer Agreement for any reason permitted by the PMPA. Notwithstanding the foregoing, Seller may close any service station temporarily to change the franchisee at the Property, and to repair or rebuild the improvements therein. Seller will use reasonable commercial efforts to maintain the current operations on, and the repair and maintenance of, the Properties between the Effective Date and the Closing Date.

                                   ARTICLE IX

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. ALL indemnifications, representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive for a period of three (3) years following the Closing Date, except that the environmental obligations of the Parties shall be governed by the provisions of Article 7 and except further that the indemnification set forth in Section 9.2(vi) shall survive for a period of five
(5) years after the consent order or other order of Authorities expires. It is the Parties' intent that such surviving rights and obligations shall not merge in the Closing or the conveyancing instruments delivered at the Closing.

9.2 INDEMNIFICATION OBLIGATIONS. Except for environmental matters and matters with respect to Seller's franchise relationships which are covered by Article 7 and Article 4, respectively, Seller and Purchaser ("Indemnitors") each shall defend, indemnify and hold harmless the other, its successors, assigns, directors, employees, subsidiaries, affiliates and agents ("Indemnitees"), from and against each and every Claim, which results from, arises out of or is attributable in any way to any of the following:

               (i) the Indemnitor's ownership, possession, operation, use or maintenance of any Property;

               (ii) claims with respect to brokers, finders and agents' fees and commissions in connection with the transaction contemplated in this Agreement asserted by any person on the basis of any statement, instrument or agreement alleged to have been made by the Indemnitor;

               (iii) any failure or alleged failure by the Indemnitor to comply with federal, state and local laws and regulations which apply to this transaction, including, but not limited to, PMPA and state franchise laws;

               (iv) any representation or warranty made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing which are misleading or untrue in any material respect;

               (v) any breach of the obligations, covenants or agreements made by the Indemnitor in this agreement; or

               (vi) the non-compliance of the Indemnitor with any directive, order or requirement of the Authorities, including but not limited to environmental cleanup orders relating to any Property.

9.3 ASSERTION OF RIGHT OF INDEMNIFICATION. The Indemnitee shall notify the Indemnitor of the assertion of any Claim hereunder promptly after the Indemnitee receives actual notice of said Claim. The Indemnitee shall have the right, but not the duty, to participate with attorneys of its own choosing, at its own expense, in the defense of any Claim for which the Indemnitor is obligated to defend and indemnify it, and to approve any settlement that affects it, without relieving the Indemnitor of any obligations hereunder.

                                   ARTICLE X

                             BROKERAGE COMMISSIONS

10.1 COMMISSIONS. It is acknowledged and agreed that no brokers have been involved in the negotiation and consummation of this Agreement and no broker's commission is due or payable to any person. Each Party shall indemnify and hold harmless the other Party from any and all Claims for any broker's commission arising through its acts or dealings with any third party.

                                   ARTICLE XI

                              CONDITIONS PRECEDENT

11.1 APPROVALS. Purchaser understands and acknowledges that this Agreement and the consummation of the transactions contemplated by this Agreement are subject to and conditioned upon Seller obtaining approval from the FTC pursuant to the terms of the Consent Decree and approval from the Attorney Generals of the States in which the Properties are located. Purchaser further acknowledges that Purchaser is required to provide certain information to the FTC and the State Attorney Generals in connection with Seller's application for approval from the FTC and the State Attorney Generals and Purchaser agrees that Purchaser shall supply all information required by the FTC and the State Attorney Generals and to otherwise fully cooperate with Seller as expeditiously as possible in connection with such approval.

                                   ARTICLE XII

                               DEFAULTS; REMEDIES

12.1 PURCHASER'S DEFAULT. In the event this Agreement is not consummated because of non-performance, default or breach (collectively herein called a "Default") by Purchaser, then Seller may at its sole option take any of the following courses of action:

               (a) terminate this Agreement and draw upon the Earnest Money Deposit upon which termination Seller and Purchaser shall have no further obligation or liability one to the other hereunder; or

               (b)  file suit against Purchaser for damages; or

               (c) enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

               In the event Seller elects first to enforce this Agreement by specific performance and at any time during pursuit of enforcement elects not to pursue specific performance, Seller shall be entitled to pursue its remedies under Subparagraphs (a) or (b) as if it had elected to do so as above set forth, and such subsequent election to pursue its courses of action under Subparagraph (a) or (b) above shall be deemed to be an election of remedies at that time and not before.

               Purchaser acknowledges and agrees that a Default by Purchaser under this Agreement will constitute a default by Purchaser pursuant to the Agreement of Purchase and Sale and Assignment of Marketing Assets between Purchaser and Exxon Corporation be, relating to the sale and purchase of retail marketing properties and assets in other States. Purchaser acknowledges and agrees that a default under the Agreement of Purchase and Sale and Assignment of Marketing Assets between Purchaser and Exxon Corporation relating to the sale and purchase of retail marketing properties and assets in other States will constitute a Default by Purchaser hereunder.

12.2 SELLER'S DEFAULT. In the event this Agreement is not consummated because of non-performance, default or breach (collectively herein called "Default") by Seller then Purchaser may at its sole option, as its exclusive remedies, take any of the following courses of action:

               (a) terminate this Agreement and recover the Earnest Money Deposit from escrow, upon which termination Seller and Purchaser shall have no further obligation or liability one to the other hereunder; or

               (b)  file suit against Seller for damages; or

               (c) enforce specific performance of this Agreement and the transaction provided for herein according to the terms hereof by all means available at law or in equity.

               In the event Purchaser elects first to enforce this Agreement by specific performance and at any time during pursuit of enforcement elects not to pursue specific performance, Purchaser shall be entitled to pursue its remedies under Subparagraphs (a) or (b) as if it had elected to do so as above set forth, and such subsequent election to pursue its courses of action under Subparagraphs (a) and (b) shall be deemed to be an election of remedies at that time and not before.

                                  ARTICLE XIII

                                    PERMITS

13.1 SELLER'S COOPERATION. From the Effective Date until the Closing Date, Seller shall cooperate with Purchaser at Purchaser's expense in executing all documents reasonably required in connection with Purchaser's obtaining any governmental permits, or zoning variances, use permits or site plan approvals relating to the Properties, desired by Purchaser. Purchaser shall indemnify and hold Seller harmless from any and all claims, liabilities (direct or indirect), costs and expenses (including attorneys' fees) related to or arising from Seller's cooperation and execution of such documents.

13.2 POST-CLOSING OBLIGATION. After the Closing, Seller shall cooperate with Purchaser, at no cost or risk to Seller, to obtain or to transfer any permits and licenses held by Seller that Purchaser may require for the continued operation of the Properties, with such ancillary businesses as are conducted thereon on the Closing Date.

                                  ARTICLE XIV

                                 PROPERTY LOSS

14.1 Notice. Seller shall give Purchaser prompt notice of (i) any casualty affecting any of the Properties between the Effective Date and the Closing Date, and (ii) any actual taking or condemnation of all or any portion of any Property or any planned or pending condemnation action as to which Seller has received written notice from the condemning authority.

14.2 CASUALTY. In the event any Property suffers damage or destruction subsequent to the Effective Date, but prior to the Closing Date, Seller shall elect either (i) to repair or make adequate provision for the repair of such Property prior to Closing or (ii) to reimburse Purchaser by an amount agreed upon by Seller and Purchaser to represent the reduction in the real estate value of the Property by reason of the casualty.

14.3 CONDEMNATION.

          (A) If after the Effective Date and prior to the Closing Date, there shall occur the transfer of title or possession of all or any part of a Property by condemnation ("Taking"), the Closing shall take place as to such Property as provided herein without abatement of the Purchase Price, and there shall be assigned to Purchaser at the Closing all interest of Seller in any award which may be payable to Seller on account of such Taking.

          (B) If prior to the Closing Date, Seller shall receive written notice of a planned or threatened Taking of all or part of any Property, the Closing shall take place as to such Property as provided herein without abatement of the Purchase Price, there shall be assigned to Purchaser at Closing all interest of Seller in any award which may be payable to Seller on account of such Taking.

14.4 RISK OF LOSS. Seller shall retain the risk of loss or damage with respect to the Properties until title passes, which shall occur on the Closing Date.

                                   ARTICLE XV

           REAL ESTATE AND ENGINEERING DOCUMENTS AND OTHER INFORMATION

15.1 DELIVERY OF INFORMATION. Seller shall cooperate with Purchaser, before and after the Closing Date, to provide Purchaser copies of material and relevant real estate documents from Seller's files relating to the Properties, if available, including title reports, base leases, unrecorded easements, engineering plans and drawings, surveys, and receipted ad valorem tax bills for the most recent filing year relative to the Properties.

15.2 ACCURACY OF INFORMATION. Seller shall exercise reasonable efforts to cause the Copies of documents listed in Section 15.1 to be accurate; however, the Parties acknowledge that such documents are, for the most part, unaudited and therefore Seller makes no warranty as to the, accuracy or completeness of the copies provided, nor shall Seller be liable to Purchaser in the event of any inadvertent omission or error.

                                  ARTICLE XVI

                   RIGHT OF ENTRY AND INSPECTION; EQUIPMENT

16.1 ENTRY AND INSPECTION. After the Effective Date and at a time mutually agreed by the Parties, Purchaser may inspect each of the Properties, personally or through agents, employees, contractors, or subcontractors, at Purchaser's expense, to ensure that the equipment necessary for the operation of the Properties as contemplated hereunder (defined as product dispensers, pumps, air compressors, lifts, convenience store coolers, and air conditioners) ("Major Equipment") is present and in proper working order. Seller's representatives may attend all such inspections. Purchaser (a) shall assume all risks, except those resulting from intentional torts by or negligence of Seller's employees and/or franchisees, involved in entering the Properties pursuant to this Paragraph and
(b) shall indemnify Seller and hold it and its employees and franchisees harmless from and against all loss, cost, liability, and expense (including, but not limited to, reasonable attorneys' fees and other litigation expense) incurred by Seller and Seller's employees and franchisees by reason of bodily injury to or death of persons or damage to property sustained by any party which is caused by Purchaser's negligence or intentional torts in connection with its entry upon the Properties; provided that such indemnity shall not cover any portion of such loss or expense arising out of or caused by Seller's or its employees' and franchisees' negligence or intentional torts. If Purchaser determines from its inspections that any of the Major Equipment is missing or in need of repair, Purchaser shall notify Seller and Seller shall either replace or repair such items prior to the Closing Date with items of equivalent utility, value and quality which reasonably are acceptable to Purchaser, at Seller's expense.

16.2 POST CLOSING INSPECTION. Within forty-eight (48) hours after the Closing, Purchaser shall have the right to inspect each Property to determine whether the Major Equipment is missing or in need of repair; and whether any previously identified repairs or replacements were made pursuant to Section 16.1. Seller's representatives shall be afforded the opportunity to attend such inspection. To the extent that Purchaser reasonably determines from such inspections that any Major Equipment is still missing or is in need of repair, and so notifies Seller, Seller shall either replace or repair such items at its expense. If Purchaser does not conduct such inspection of any Property within forty-eight
(48) hours after the Closing, Seller shall not be obligated to replace or repair any Major Equipment.

16.3 MAINTENANCE OF EQUIPMENT. None of the Major Equipment and personal property shall be disposed of or otherwise removed from a Property on or after the Effective Date, except as may be agreed in advance by the Parties. Seller agrees to maintain all Major Equipment on the Properties to be transferred to Purchaser in accordance with Seller's usual maintenance practices and to transfer such equipment to Purchaser at the Closing in proper working condition, subject to reasonable wear and tear. All fixtures, improvements, and equipment other than the Major Equipment shall be maintained in accordance with Seller's usual maintenance practices and shall be transferred to Purchaser at the Closing in an "as is, where is" condition, with no representations or warranties whatsoever, express or implied, of merchantability, fitness, condition or otherwise.

16.4 PURCHASER'S RIGHT TO INSTALL EQUIPMENT. Subject to the legal rights of Seller's franchisees, Purchaser shall have the right, after the Effective Date, personally or through agents, employees, contractors, or subcontractors, to enter the Properties, at Purchaser's expense and at such reasonable times as Purchaser may elect, to install point of sale equipment, telephone lines and other equipment as needed to effect an orderly transition of operations after the Closing Date. Purchaser (a) shall make reasonable efforts not to disrupt existing operations on the Properties; (b) shall assume all risks, except those resulting from intentional torts by or negligence of Seller's employees and/or franchisees, involved in entering the Properties pursuant to this Paragraph and
(c) shall indemnify Seller and hold it and its employees and franchisees harmless from and against all loss, cost, liability, and expense (including, but not limited to, reasonable attorneys' fees and other litigation expense) incurred by Seller and its employees or franchisees by reason of bodily injury to or death of persons or damage to property sustained by any party which is caused by Purchaser's negligence or intentional torts; provided that such indemnity shall not cover any portion of any such loss or expense arising out of or caused by Seller or its employees' or franchisees' negligence or intentional torts.

16.5 PURCHASER'S RIGHTS. If the transaction contemplated by this Agreement is not consummated for any reason and Purchaser has installed equipment on any Property in accordance with Section 16.4, Purchaser shall, at Seller's option:
(1) remove the equipment installed by Purchaser and restore the Property to its original condition; or (2) transfer to Seller, without warranty, express or implied, title to any equipment installed by Purchaser, after which Seller shall be solely responsible therefor.

                                 ARTICLE XVII

                          EXCUSED DELAY IN PERFORMANCE

17.1 EXCUSED PERFORMANCE. The performance by either Party of any of its obligations set forth in this Agreement shall not be deemed untimely to the extent any late performance is due to acts of God, acts of war, civil disturbance, acts of government (including, but not limited to, governmental or court orders), strikes or other labor disputes (the settlement of which shall be totally within the discretion of the Party having the difficulty) or any other act or event beyond the reasonable control of the affected Party; provided, however, that the affected Party is taking all reasonable steps to perform and promptly notifies the other Party of the details of such occurrence; and provided further that the time for the performance of any undertaking shall not be extended or any failure to perform excused for more than sixty (60) days pursuant to this Paragraph without the mutual consent of the Parties.

                                  ARTICLE XVIII

                                   EMPLOYEES

18.1 EMPLOYEES. After the Effective Date, and at a time mutually agreed by the Parties, Purchaser will have the right to interview and offer employment to any of Seller's exempt and non-exempt employees engaged in the management or operation of any Property conveyed or transferred hereunder (not to include Seller's salary-operated store employees) ("Eligible Employees"), concerning possible employment opportunities with Purchaser. Seller will provide Purchaser a list of all Eligible Employees within ten (10) days after the Effective Date. If Purchaser determines to offer employment to any Eligible Employee, Purchaser agrees to comply with the guidelines set forth in Seller's standard conditions set forth in Exhibit "P" ("Conditions of Employment").

18.2 SALARY-OPERATED STORE EMPLOYEES. After the Effective Date, and at a time mutually agreed by the Parties, Purchaser will have the right to interview and offer employment to any of Seller's exempt and non-exempt employees engaged in the management or operation of any salary-operated or company-operated store on any Company Operated Property conveyed or transferred hereunder concerning possible employment opportunities with Purchaser.

                                  ARTICLE XIX

                                 JOINT PUBLICITY

19.1 PRESS RELEASE AND RELEASE OF OTHER INFORMATION. Publicity and other releases concerning the transaction contemplated by this Agreement shall, where possible, be jointly planned and coordinated between Purchaser and Seller. Neither Party shall act unilaterally in this regard without the prior approval of the other Party provided, however, that such approval shall not be unreasonably withheld. Nothing herein contained shall prevent either Party from. furnishing information to any governmental agency or from furnishing information to comply with applicable laws or regulations.

                                   ARTICLE XX

                                   ASSIGNMENT

20.1 ASSIGNMENT. Except as may hereafter be provided, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent may be withheld for any reason. Notwithstanding the preceding sentence, Purchaser may designate, upon notice to Seller at least thirty (30) days before the Closing Date, an entity or entities to accept Seller's title to the Properties on the Closing Date and to pay the Purchase Price to Seller, provided, however, that such designation shall not affect Purchaser's duties and obligations hereunder and Purchaser will remain primarily bound by all of its covenants, warranties, representations and indemnifications. Furthermore, notwithstanding the foregoing, Seller may assign this Agreement or any of its rights or obligations under this Agreement to any entity that owns or controls, is owned or controlled by or is under common control with Seller.

                                  ARTICLE XXI

                             INTENTIONALLY OMITTED

                                  ARTICLE XXII

                                 MISCELLANEOUS

22.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Parties relating to the transactions contemplated by this Agreement and cannot be varied except by the written agreement of the Parties. This Agreement supersedes any other agreement of the Parties relating to the transactions contemplated by this Agreement.

22.2 NOTICES. Any notice, demand, request, consent, approval, or other communication which a Party hereto is required or desires to give, make or communicate to the other shall be effective and valid only when in writing and shall be deemed duly given when received if such notice is mailed by registered or certified mail, return receipt requested, or sent by personal delivery or sent by a nationally recognized overnight carrier, return receipt requested, or sent by telecopier (fax), all charges prepaid, addressed in the case of Seller to:

                    Divestment Team
                    c/o Mobil Oil Corporation
                    3225 Gallows Road
                    Fairfax, Virginia 22037
                    Attention: James S. Carter
                               Divestment Team Manager
                    Telecopier: 703-846-5440

                    and in the case of Purchaser to:

                    Tosco Corporation
                    72 Cummings Point Road
                    Stamford, CT 06902
                    Attention: Wilkes McClave
                               Senior Vice President
                    Telecopier: 203-964-3187

          , or in either case at such other address as may have last been specified by notice given as provided by the Party addressed.

22.3 CONSTRUCTION. Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise.

22.4 CAPTIONS. The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement. Any references to "Articles", "Sections", "Subsections" and "Exhibits" are to Articles, Sections, Subsections, Exhibits, Riders and Addenda of this Agreement.

22.5 SURVIVAL. The provisions of Article 1, Section 2.3, Article IV, Sections
5.2 and 5.3, Articles VI and VII, Sections 8.1 and 8.2, Articles IX X and XIII,
Section 13.2 and Articles XV, XVI, XVII, XVIII XIX and XXII shall survive the Closing of the transaction under this Agreement and shall not be deemed to have merged therewith. All other provisions hereof not included or incorporated in any document to be executed and delivered on the Closing Date shall not survive the Closing.

22.6 EFFECTIVE DATE. All time limits provided for herein which are measured by the number of days "from the date hereof' (rather than being designated by specific date) shall run from the Effective Date, rather than the date or dates of execution by the Parties.

22.7 FURTHER ASSURANCES. Following the Closing Date, for no further consideration, Seller and Purchaser shall perform such other acts and shall execute, acknowledge and deliver such additional documents as the other Party may reasonably request to vest in Purchaser all of Seller's right, title, interest, and enjoyment of the Properties and other assets and rights conveyed under this Agreement, to carry out the transactions contemplated by this Agreement and to protect each Party's rights under this Agreement.

22.8 RELATIONSHIP BETWEEN SELLER AND PURCHASER. Purchaser shall not be considered a successor of Seller for the purpose of any claims or charges for or arising out of the ownership use or operation of the Properties prior to the Closing Date including but not limited to unemployment compensation, worker's compensation, Fair Labor Standards Act violations, Occupational Safety and Health Act violations, Equal Employment Opportunity violations, or any similar federal, state or local statutes or regulations.

22.9 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

22.10 EXPENSES. Except as otherwise specifically provided for herein, each Party hereto shall bear all expenses incurred by it in connection with this Agreement, including, without limitation, the charges of its counsel, accountants, consultants, and other experts.

22.11 TIME OF THE ESSENCE. Unless otherwise expressly provided, time is of the essence in the performance of all obligations set forth herein.

22.12 AUTHORITY TO BIND. The persons executing this Agreement warrant that they have authority to bind the respective Parties to this Agreement,

22.13 COUNTERPARTS. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

22.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its rules on the conflicts of law. The Parties hereto irrevocably submit to the exclusive jurisdiction of the United States District for the Southern District of New York for all purposes under this Agreement, except for those matters over which said court does not have subject matter jurisdiction, in which case the Parties irrevocably submit to the exclusive jurisdiction of the Supreme Court of New York County, New York.

22.15 NO THIRD PARTY BENEFICIARY. Nothing herein shall be deemed to express any intent to create third party beneficiary fights in favor of any person or entity, as Seller and Purchaser specifically state and agree that no such intent exists.

22.16 NO RECORDING OF THIS AGREEMENT. Prior to the Closing, neither Party shall record this Agreement with any County Clerk or other governmental office. If either Party records this Agreement, it shall, at the option of the other Party, be ipso facto null and void and of no further force.

22.17 1031 EXCHANGE. Seller may require Purchaser, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, to pay the Purchase Price to a trust or intermediary party designated by Seller, in order that Seller may participate in a tax-deferred exchange of like-kind property. Such election shall be made, if at all, by notice to Purchaser not later than ten (10) days prior to the Closing Date. The Parties agree to execute such agreements and other documents as may be necessary to complete and otherwise effectuate Seller's tax-deferred exchange, provided that (a) Purchaser's obligations hereunder shall not be increased; (b) such documents shall not modify Purchaser's representations, warranties or obligations hereunder; (c) the Purchase Price paid by Purchaser shall not be different from that which Purchaser would have paid pursuant to Section 3.1, (d) Purchaser shall incur no additional cost, expense or liability as a result of its cooperation in such exchange; and (e) Seller shall indemnify and hold harmless Purchaser for additional expenses, including, but not limited to, taxes and closing costs, and any cost or expense (including reasonable counsel fees) which Purchaser may suffer, sustain or become subject to as a result of the Purchase Price being paid to a trust or intermediary party rather than to Seller and the trust's or intermediary's subsequent use of the Purchase Price.

22.18 SEVERABILITY. If any provision in this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

22.19 WAIVER. Any of the terms and conditions of this Agreement may be waived at any time and from time to time, in writing, by such Parties as are entitled to the benefit of such terms and conditions; provided, however, that except as otherwise specifically provided in this Agreement, no failure or delay on the part of either Party in exercising any of its respective rights under this Agreement upon any failure by the other Party to perform or observe any condition, covenant or provision of this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other rights under this Agreement. No waiver or release of any of the terms, conditions, or provisions of this Agreement shall be valid or asserted or relied upon by either Party or offered in any judicial proceeding or otherwise, unless the same is in writing, and duly executed by the waiving or releasing Party.

IN WITNESS WHEREOF, this Agreement has been executed by Seller and Purchaser on the dates set forth below but effective as of the Effective Date.

EXXON CORPORATION                  TOSCO CORPORATION
a New York corporation             a Nevada corporation

By:_______________________         By:_________________________
Name:_____________________         Name:  Wilkes McClave
Title:____________________         Title: Senior Vice President
Date:_____________________         Date:_______________________